Exhibit 3.12

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

FOR NEVADA PROFIT CORPORATION

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: InCapta, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

“Article 3: The total number of shares of authorized capital stock of the corporation currently consists of five billion and one hundred and ten million (5,110,000,000) Shares of common stock at $.001 par value, This Corporation stock shall be amended to reflect 1 billion (1,000,000,000) shares of stock at $.001 par value.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: _______.

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ John Fleming
John Fleming, CEO

December 21, 2015.